                                                                   EXHIBIT 10.45

                                 EXECUTION COPY

                                 AMENDMENT NO. 3

                          DATED AS OF NOVEMBER 7, 2003

                                       TO

                  RECEIVABLES PURCHASE AND SERVICING AGREEMENT

                           DATED AS OF AUGUST 30, 2002

                  THIS AMENDMENT NO. 3 (this "AMENDMENT") is entered into as of November 7, 2003 by and among AVONDALE FUNDING, LLC ("FUNDING"), AVONDALE MILLS, INC. (the "SERVICER") and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, in its separate capacities as a committed purchaser (the "COMMITTED Purchaser"), and as administrative agent (in such capacity, the "ADMINISTRATIVE AGENT") under the Receivables Purchase and Servicing Agreement referred to below. Capitalized terms used in this Amendment which are not otherwise defined herein shall have the meanings given such terms in Annex X to the Receivables Purchase and Servicing Agreement, as amended hereby.

                                    RECITALS:

                  WHEREAS, Funding, the Servicer, the Committed Purchaser and the Administrative Agent are parties to a Receivables Purchase and Servicing Agreement dated as of August 30, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the "RECEIVABLES PURCHASE AND SERVICING AGREEMENT"); and

                  WHEREAS, Funding, the Servicer, the Committed Purchaser and the Administrative Agent have agreed to amend the Receivables Purchase and Servicing Agreement on the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Funding, the Servicer, the Committed Purchaser and the Administrative Agent hereby agree as follows.

                  1. AMENDMENTS TO RECEIVABLES PURCHASE AND SERVICING AGREEMENT. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Receivables Purchase and Servicing Agreement is hereby amended as follows:

                  (a) Section 6.01(a)(i) of the Receivables Purchase and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

                  "The Seller has established with each Lockbox Account Bank one or more Lockbox Accounts. The Seller has established the Concentration Account with the Concentration Account Bank. The Seller agrees that, at any time after the occurrence of a Termination Event, Incipient Termination Event, Servicer Termination Event, Incipient Servicer Termination Event or Activation Event has occurred, the Administrative Agent (a) is authorized to deliver a Notice of Direction or similar notice of control to each Lockbox Account Bank and each Concentration Account Bank and (b) shall have exclusive dominion and control of each Lockbox Account and the Concentration Account and all monies, instruments and other property from time to time on deposit therein. Upon the occurrence of a Deactivation Event, the Administrative Agent shall (upon the written request of the Seller) negotiate in good faith with the Seller to establish procedures for instructing each Lockbox Account Bank and Concentration Account Bank so notified that they may re-commence following instructions of the Seller or the Servicer, as applicable, with respect to the particular account. Prior to the delivery of a Notice of Direction by the Administrative Agent, the Seller shall have access to and may make withdrawals from the Lockbox Accounts and the Concentration Account; provided, however, that all such funds so withdrawn shall be applied by the Seller in accordance with the provisions of this Article VI and any funds to be remitted to the Administrative Agent, any Purchaser or the Collateral Agent shall be held in trust for the benefit of the Administrative Agent, the Purchasers and the Collateral Agent, as applicable, and that (as provided in Section 6.01(b)(ii) hereof) (a) on each Business Day, funds in amounts sufficient to pay all sums specified in Section 6.02 to be paid on such Business Day and (b) on each Weekly Settlement Day, funds in an amount sufficient to fund all amounts (without duplication) specified in Sections 6.02, 6.03 (other than 6.03(c)), 6.04 (other than 6.04(a)(iv)) and 6.05 (other than 6.05(g)), shall be wired by Seller to the Collection Account to be on deposit in immediately available funds prior to 12:00 Noon. (New York time) on such day. After the delivery of a Notice of Direction by the Administrative Agent, the Seller shall not make or cause to be made, or have any ability to make or cause to be made, any withdrawals from any Lockbox Account or the Concentration Account except as provided in Section 6.01(b)(iii)."

                  (b) The definition of "Availability" appearing in Annex X of the Receivables Purchase and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

                  "'Availability' shall mean, as of any date of determination, the amount equal to the lesser of: (a) (i) the Investment Base multiplied by the Purchase Discount Rate, minus (ii) the Bill and Hold Discount Rate Reserve minus (iii) the Discount Reserve, and (b) the Maximum Purchase Limit."

                  (c) Annex X of the Receivables Purchase and Servicing Agreement is hereby amended to include the following definitions:

                  "'Activation Event' means, at any date, that Liquidity Availability is less than $20,000,000 at such date and the average Liquidity Availability during the four week period immediately preceding such date is $20,000,000 or less, with such Activation Event being deemed to exist thereafter until such time, if any, as a Deactivation Event shall occur."

                  "'Availability Block' means for the period from November 7, 2003 until November 7, 2004, $7,500,000, and at all times thereafter, $10,000,000."

                  "'Deactivation Event' means, subsequent to any Activation Event, any period of 90 consecutive days during which Liquidity Availability at all times exceeds $20,000,000 and at the end of such 90-day period no Termination Event, Incipient Termination Event, Servicer Termination Event or Incipient Servicer Termination Event has occurred and is then continuing."

                  (d) The definition of "Capital Investment Available" appearing in Annex X of the Receivables Purchase and Servicing Agreement is hereby deleted in its entirety.

                  (e) The definition of "Credit Agreement" appearing in Annex X of the Receivables Purchase and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

                  "'Credit Agreement' means that certain Credit Agreement dated as of November 7, 2003, among the Originator, as borrower, Avondale Mills Graniteville Fabrics, Inc., the lenders party thereto and General Electric Capital Corporation, as agent for itself and the other lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time."

                  (f) The definition of "Liquidity Availability" appearing in Annex X of the Receivables Purchase and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

                  "'Liquidity Availability' means, at any time, the sum of (i) Availability, (ii) "Borrowing Availability" (as defined in the Credit Agreement) to the extent not subject to any conditions precedent that have not already been fulfilled or could not be fulfilled through the delivery of solely administrative documents such as a borrowing request or borrowing base certificate, (iii) the Availability Block and (iv) and so long as no Activation Event has then occurred and is then continuing, an amount equal to unrestricted cash and cash equivalents of Originator, not to exceed $2,500,000 in the aggregate."

                  (g) The definition of "Liquidity Availability Reserve" appearing in Annex X of the Receivables Purchase and Servicing Agreement is hereby deleted in its entirety.

                  (h) The definition of "Maximum Purchase Limit" appearing in Annex X of the Receivables Purchase and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

                  "'Maximum Purchase Limit' shall mean $75,000,000, as such amount may be reduced in accordance with Section 2.02(a) of the Purchase Agreement."

                  (i) The definition of "Purchaser Interest" appearing in Annex X of the Receivables Purchase and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

                  "'Purchaser Interest" shall mean the undivided percentage ownership interest of the Purchasers in the Transferred Receivables which are purchased under the Purchase Agreement. The Purchaser Interest of the Purchasers shall be expressed as a fraction of the total Transferred Receivables computed as follows:

                  PI       =         C + DR
                                    --------
                                    IB x PDR

                  where:

                  PI       =        the Purchaser Interest at the time of
                                    determination;

                  C        =        the aggregate Capital Investment at such
                                    time;

                  DR       =        the Discount Reserve plus the Bill and Hold
                                    Discount Rate Reserve;

                  IB       =        the Investment Base at such time; and

                  PDR      =        the Purchase Discount Rate at such time.

                  (a) The Purchaser Interest shall be calculated (or deemed to be calculated) on each Business Day from the Closing Date through the Facility Termination Date; (b) from and after the Facility Termination Date until the Termination Date, the Purchaser Interest of the Purchasers shall be fixed at 100% and (c) after the Termination Date, at which time the Purchaser Interest shall equal zero."

                  (j) The definition of "Special Limit" appearing in Annex X of the Receivables Purchase and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

                  "'Special Limit' shall mean, (i) with respect to VF Corporation as long as such Person's (a) long term unsecured debt rating is at least "BBB" from S&P and (b) long-term unsecured debt rating is at least "Baa2" from Moody's, 26%, (ii) with respect to Flynn Enterprises, Inc., as long as such Person is unrated by both S&P and Moody's, 10%, (iii) with respect to Williamson-Dickie Manufacturing Company, as long as such Person is unrated by both S&P and Moody's, 10%, (iv) with respect to Levi Straus & Co. as long as such Person's (a) long term unsecured debt rating is at least "CCC" from S&P and (b) long-term unsecured debt rating is at least "Ca" from Moody's, 10.0%, (v) with respect to Haggar Company, Inc., as long as such Person is unrated by both S&P and Moody's, 7.5%, and
           (vi) with respect to any other Person, such percentage as may be specified by the Administrative Agent; provided, however, that each of the percentages contained in the foregoing definition may be changed at any time by the Administrative Agent; provided, further, that, as long as no Termination Event has occurred, the Administrative Agent shall give advance written notice to the Seller with respect to each such modification."

                  (f) Annex G of the Receivables Purchase and Servicing Agreement shall be amended by deleting such Annex G in its entirety and replacing the attached Annex G therefor.

                  2. CONDITIONS OF EFFECTIVENESS OF THIS AMENDMENT. This Amendment shall become effective as of the date hereof (the "EFFECTIVE DATE") when, and only when, the Administrative Agent shall have received each of the following:

                  (a) counterparts of this Amendment duly executed by each of Funding, the Servicer, the Committed Purchaser and the Administrative Agent;

                  (b) each of the items described on Annex D to the Credit Agreement;

                  (c) evidence that each of the conditions precedent specified in Section 2.1 and 2.2 of the Credit Agreement have been satisfied; and

                  (d) such other documents, instruments and agreements as the Administrative Agent may reasonably request.

                  3. REPRESENTATIONS AND WARRANTIES.

                  3.1 Upon the effectiveness of this Amendment, each of Funding and the Servicer (a) hereby reaffirms all covenants, representations and warranties made by it in the Receivables Purchase and Servicing Agreement and each other Related Document to the extent the same are not amended hereby and except to the extent the same expressly relates solely to an earlier date, (b) agrees that all such covenants, representations and warranties shall be deemed to have been re-made as of the Effective Date, (c) represents and warrants that, as of the Effective Date and after giving effect hereto, no Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event has occurred and is continuing and (d) represents and warrants that no event or circumstance has occurred since the Closing Date that has resulted, or could reasonably be expected to result in, a Material Adverse Effect.

                  3.2 Each of Funding and the Servicer hereby represents and warrants that this Amendment and each of the Receivables Purchase and Servicing Agreement, as amended hereby, (i) are within the corporate or limited liability company powers of such Person, (ii) have been duly authorized by all necessary corporate or limited liability company action, (iii) have received all necessary governmental approvals, (iv) do not and will not contravene or conflict with any provision of law or the applicable charter, by-laws, operating agreement or other organizational documents of such Person or any such Person and (v) constitute legal, valid and binding obligations of such Person and are enforceable against such Person in accordance with their respective terms.

                  4. REFERENCE TO AND EFFECT ON RELATED DOCUMENTS.

                  4.1      Upon the effectiveness of this Amendment pursuant to
Section 2 hereof, on and after the Effective Date, each reference to Annex X and the Receivables Purchase and Servicing Agreement in any of the Related Documents shall mean and be a reference to Annex X or the Receivables Purchase and Servicing Agreement, as the case may be, as amended hereby.

                  4.2 Except as specifically set forth above, Annex X and the Receivables Purchase and Servicing Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

                  4.3 The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Funding, the Committed Purchaser, the Administrative Agent or the Collateral Agent, nor constitute a waiver of any provision of any of the Related Documents, or any other documents, instruments and agreements executed and/or delivered in connection therewith.

                  4.4 Each party hereto agrees and acknowledges that this Amendment constitutes a Related Document under and as defined in the Receivables Purchase and Servicing Agreement.

                  5. HEADINGS. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

                  6. COUNTERPARTS. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  7. ENTIRE AGREEMENT. This Amendment, taken together with the Receivables Purchase and Servicing Agreement and all of the other Related Documents, embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

                  8. GOVERNING LAW. THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

                  9. NO COURSE OF DEALING. The Committed Purchaser and the Administrative Agent have entered into this Amendment on the express understanding with Funding and the Servicer that in entering into this Amendment the Committed Purchaser and the Administrative Agent are not establishing any course of dealing with Funding or the Servicer. The rights of the Committed Purchaser and the Administrative Agent to require strict performance with all the terms and conditions of the Receivables Purchase and Servicing Agreement as amended by this Amendment and the other Related Documents shall not in any way be impaired by the execution of this Amendment. Neither the Committed Purchaser nor the Administrative Agent shall be obligated in any manner to execute any further amendments or waivers, and if such waivers or amendments are requested in the future, assuming the terms and conditions thereof are acceptable to them, the Committed Purchaser and the Administrative Agent may require the payment of fees in connection therewith.

                  10. WAIVER OF CLAIMS. In consideration for the execution by the Committed Purchaser and the Administrative Agent of this Amendment, each of Funding and the Servicer hereby waives each and every claim, defense, demand, action and suit of any kind or nature whatsoever against each of the Committed Purchaser, the Administrative Agent, the Operating Agent, the Collateral Agent and each other Affected Party arising on or prior to the date hereof in connection with the Purchase Agreement, any of the Related Documents and the transactions contemplated thereby.

                  11. EXPENSES. In consideration for the execution by the Committed Purchaser, the Administrative Agent and the Collateral Agent of this Amendment, each of Funding and the Servicer severally agrees to promptly reimburse each of the Committed Purchaser, the Administrative Agent and the Collateral Agent for all of the reasonable out-of-pocket expenses, including, without limitation, attorneys' and paralegals' fees and expenses, it has heretofore or hereafter incurred or incurs in connection with the preparation, negotiation and execution of this Amendment.

                  12. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon each of Funding and the Servicer, the Committed Purchaser, the Administrative Agent and the Collateral Agent and their respective successors and assigns and shall inure to the benefit of each such Person.

                  13. INTEGRATION. This Amendment contains the entire understanding of the parties hereto with regard to the subject matter contained herein. This Amendment supercedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every nature whatsoever with respect to the matters contained in this Amendment, all of which have become merged and finally integrated into this Amendment. Each of the parties hereto understands that in the event of any subsequent litigation, controversy or dispute concerning any of the terms, conditions or provisions of this Amendment, no party shall be entitled to offer or introduce into evidence any oral promises or oral agreements among the parties relating to the subject matter of this Amendment not included or referred to herein and not reflected by a writing included or referred to herein.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, this Amendment No. 3 has been duly executed as of the day and year first above written.

                                          AVONDALE FUNDING, LLC

                                          By:___________________________________
                                               Name:
                                               Title:

                                          AVONDALE MILLS, INC., as the Servicer

                                          By:___________________________________
                                               Name:
                                               Title:

                                 Amendment No. 3
                  Receivables Purchase and Servicing Agreement

                                        GENERAL ELECTRIC CAPITAL
                                        CORPORATION, as Committed Purchaser

                                        By:_____________________________________
                                             Name:  Curtis J. Correa
                                             Title: Duly Authorized Signatory

                                        GENERAL ELECTRIC CAPITAL
                                        CORPORATION, as Administrative Agent

                                        By:_____________________________________
                                             Name:  Curtis J. Correa
                                             Title: Duly Authorized Signatory

Acknowledged and Agreed to
as of the date first written above:

GENERAL ELECTRIC CAPITAL CORPORATION,
as Collateral Agent

By:________________________________
Name:  Curtis J. Correa
Title: Duly Authorized Signatory

                                 Amendment No. 3
                  Receivables Purchase and Servicing Agreement

                                                   Annex G to Purchase Agreement

                               FINANCIAL COVENANTS

                  (a) Minimum Fixed Charge Coverage Ratio. With respect to any Fiscal Quarter in which Liquidity Availability falls below $20,000,000 and average Liquidity Availability during the four calendar week period immediately preceding such date is $20,000,000 or less, Parent and its Subsidiaries shall have on a consolidated basis, as of the end of the most recent calendar month, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than
1.0 to 1.0, with dividends paid and Capital Expenditures being multiplied by
4.00 for the first Fiscal Quarter of Fiscal Year 2004, 2.00 for the first two Fiscal Quarters of Fiscal Year 2004 and 1.33 for the first three Fiscal Quarters of Fiscal Year 2004.

                  (b) Minimum EBITDA. With respect to any Fiscal Quarter in which Liquidity Availability falls below $20,000,000 and average Liquidity Availability during the four calendar week period immediately preceding such date is $20,000,000 or less, Parent and its Subsidiaries on a consolidated basis shall have, as of the end of the most recent calendar month, as set forth below, EBITDA for the 12-month period then ended of not less than the following:

               $35,000,000 for the 1st Fiscal Quarter of Fiscal Year 2004; $35,000,000 for the 2nd Fiscal Quarter of Fiscal Year 2004; $35,000,000 for the 3rd Fiscal Quarter of Fiscal Year 2004; $35,000,000 for the 4th Fiscal Quarter of Fiscal Year 2004; $37,000,000 for the 1st Fiscal Quarter of Fiscal Year 2005; $39,000,000 for the 2nd Fiscal Quarter of Fiscal Year 2005; $42,000,000 for the 3rd Fiscal Quarter of Fiscal Year 2005; $45,000,000 for the 4th Fiscal Quarter of Fiscal Year 2005; $47,000,000 for the 1st Fiscal Quarter of Fiscal Year 2006; and $50,000,000 for each Fiscal Quarter ending thereafter.

                  (c) Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Transaction Document, then Administrative Agent, Seller, Servicer and the Committed Purchaser agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Originator's and its Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Originator's certified public accountants;
(iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to November 7, 2003 shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Administrative Agent, Seller, Servicer and the Committed Purchaser agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Transaction Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Administrative Agent, Seller, Servicer and the Committed Purchaser cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Transaction Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of 9.02(l), a breach of a financial covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Administrative Agent that such breach has in fact occurred or in the absence of such determination, as of the last day of any specified measurement period in which such breach has in fact occurred, regardless of when the financial statements reflecting such breach are delivered to Administrative Agent.

                  (d) Historical Financial Information. The parties acknowledge and agree that, for purposes of determining compliance with the foregoing financial covenants through Fiscal Year 2004, Net Interest Expense and EBITDA for the 2nd, 3rd and 4th Fiscal Quarters of Fiscal Year 2003, to the extent included in such determination, shall equal the following amounts:

                                       Net
                                 Interest Expense    EBITDA
                                 ----------------    ------
2nd Quarter of Fiscal Year 2003    $5,268,000      $15,910,000
3rd Quarter of Fiscal Year 2003    $5,006,000      $17,992,000
4th Quarter of Fiscal Year 2003    $5,275,000      $ 7,829,000

                                  DEFINITIONS:

         Capitalized terms used in this Annex G and not otherwise defined below shall have the respective meanings ascribed to them in Annex X. The following terms shall have the respective meanings set forth below:

         "Capital Expenditures" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

         "Capital Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

         "Capital Lease Obligation" means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

         "Consolidated Net Income" means, for any period, the Net Income of Parent and its Consolidated Subsidiaries determined on a consolidated basis, but excluding any equity interests of Parent or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

         "Consolidated Subsidiary" means, at any date, any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of Parent in its consolidated financial statements as of such date.

         "Credit Parties" means, collectively, Originator and Avondale Mills Graniteville Fabrics, Inc.

         "EBITDA" means for any period, for Parent and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, and calculated for the Fiscal Quarter just ended and the immediately preceding three Fiscal Quarters, Consolidated Net Income, plus (i) Net Interest Expense (including interest on the Subordinated Debt) plus (ii) income taxes plus (iii) depreciation plus (iv) amortization plus or minus, as the case may be, plus (v) LIFO Adjustments, plus (vi) the amount of any non-cash write-offs of obsolete or surplus equipment, spare parts or real property, facility restructuring charges or non-cash losses, minus (vii) non-cash gains, minus (viii) extraordinary or non-operating cash gains outside the normal course of business or related to the sale of capital assets, to the extent the aggregate amount of such cash gains exceed the greater of $5,000,000 or fifteen percent (15%) of EBITDA before giving effect to this clause (viii).

         "Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

         "Fiscal Quarter" means any of the four accounting periods of 13 weeks or 14 weeks, as the case may be, of Parent within each of its Fiscal Years.

         "Fiscal Year" means any of the annual accounting periods of 52 or 53 weeks, as the case may be, of Parent ending on the last Friday in August of each year.

         "Fixed Charges" means, with respect to Parent and its Consolidated Subsidiaries on a consolidated basis for any fiscal period, (a) the aggregate of all Net Interest Expense paid or accrued during such period, excluding, to the extent the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries, was excluded from the calculation of EBITDA, Net

Interest Expense paid or accrued of such other Person prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries, plus (b) scheduled payments of principal with respect to Funded Debt during such period, excluding, to the extent the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries, was excluded from the calculation of EBITDA, scheduled payments of principal of such other Person with respect to Funded Debt prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries, plus (c) prepayments of Funded Debt during such Fiscal Period (which shall not include amounts included in clause
(b) above or payment made pursuant to a refinancing of any Funded Debt).

         "Fixed Charge Coverage Ratio" means, with respect to Parent and its Consolidated Subsidiaries on a consolidated basis, for any fiscal period, the ratio of, for such fiscal period, (i) EBITDA, minus Unfinanced Capital Expenditures, minus income taxes paid, minus, cash dividends paid, minus cash Stock repurchases, to (ii) Fixed Charges; provided, however, that, in calculating the foregoing ratio during the 2004 Fiscal Year: with respect to the period constituting the first Fiscal Quarter of 2004, dividends paid and Unfinanced Capital Expenditures during such Fiscal Quarter shall be multiplied by 4.00, with respect to the period constituting the first two Fiscal Quarters of 2004, dividends and Unfinanced Capital Expenditures during such Fiscal Quarters shall be multiplied by 2.00, and with respect to the period constituting the first three Fiscal Quarters of 2004, dividends and Unfinanced Capital Expenditures during such Fiscal Quarters shall be multiplied by 1.33.

         "Funded Debt" means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Originator, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

         "GAAP" means generally accepted accounting principles in the United States of America consistently applied.

         "Guaranteed Indebtedness" means as to any Person, any obligation of such Person guaranteeing or otherwise providing assurance of payment of any Indebtedness ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds
(i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

         "Indebtedness" means, with respect to any Person, without duplication,
(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the November 7, 2003) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

         "Index Rate" means, for any day, a floating rate equal to the higher of
(i) the rate publicly quoted from time to time by The Wall Street Journal as the "prime rate" (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

         "LIFO Adjustments" means adjustments to cost of goods sold attributable to adjusting the carrying value of inventory under the last-in, first-out method of accounting.

         "Net Income" means, as applied to any Person, for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

         "Net Interest Expense" means, for any period, interest expense (including capitalized interest, to the extent capitalized interest exceeds $50,000 in any fiscal year, including interest, yield, discount or similar amounts paid in connection with the Transaction Documents) in respect of Funded Debt, less interest income.

         "Obligations" means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party under the Credit Facility, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Credit Facility. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), fees payable by the Credit Parties under the Credit Facility, hedging obligations under swaps, caps and collar arrangements provided by any Lender party the Credit Agreement, expenses, attorneys' fees and any other sum chargeable to any Credit Party under the Credit Facility.

         "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

         "Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

         "Stock" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

         "Subordinated Debt" means the Subordinated Notes and any other Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to the

Administrative Agent and the Committed Purchaser in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

         "Subordinated Notes" means those certain 10.25% Senior Subordinated Notes due 2013 issued by Originator in an aggregate original principal amount of $150,000,000.

         "Unfinanced Capital Expenditures" means the portion of Capital Expenditures not paid for through third-party financing or third-party Capital Leases.